Exhibit 4.1

LOAN AGREEMENT

This Agreement dated as of August 19, 2010, is between Bank of America, N.A. (the “Bank”) and Apple REIT Ten, Inc. (the “Borrower”).

1.	FACILITY NO. 1: VARIABLE RATE TERM LOAN AMOUNT AND TERMS

1.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the “Facility No. 1 Commitment”).

1.2 Availability Period. The loan is available in one disbursement from the Bank between the date of this Agreement and September 19, 2010, unless the Borrower is in default.

1.3 Repayment Terms.

(a)	The Borrower will pay interest on September 19, 2010, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than August 19, 2011.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4 Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.25 percentage point(s).

(b)

The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate (“BBA LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.	COLLATERAL

2.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure one or more of the facilities under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, personal property collateral owned by the Borrower securing facilities under this Agreement may also secure other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). Personal property collateral securing any other present or future obligations of the Borrower to the Bank may also secure facilities under this Agreement.

(a)	Time deposits with the Bank and owned by G. Knight in an amount not less than Twenty Million Sixty-Six Thousand Seven Hundred Sixty-Six and 02/100 Dollars ($20,066,766.02).

51-727006-new-ldj
Standard Loan Agreement	- 1 -

3.	FEES AND EXPENSES

3.1 Fees.

(a)

Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3 Reimbursement Costs.

(a)

The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)

The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments.

(a)

Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)

The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of authorized signers (each an “Authorized Individual”).

(c)

For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)

Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)

If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

	(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

51-727006-new-ldj
Standard Loan Agreement	- 2 -

4.2 Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b)

Advances will be deposited in and repayments will be withdrawn from account number ______________________ owned by Apple REIT Ten, Inc. or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)

The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Direct Debit.

(a)

The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number ______________________ owned by Apple REIT Ten, Inc. or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(b)

The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

5.3 Guaranties. Guaranties signed by Glade M. Knight (“G. Knight”).

5.4 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

51-727006-new-ldj
Standard Loan Agreement	- 3 -

5.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

5.6 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.7 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

51-727006-new-ldj
Standard Loan Agreement	- 4 -

6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for the purchase of a new Marriott brand hotel.

(b)

The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

7.2 Financial information. To provide, or cause to be provided, promptly and in any event within fifteen (15) days after written request from the Bank, financial statements, tax returns, investment statements and other information in form and content acceptable to the Bank relating to the affairs of the Borrower, any guarantor, accommodation party or other obligor with respect to the loan as requested by the Bank in writing from time to time.

7.3 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Engage in any business activities substantially different from the Borrower’s present business.

(b)	Liquidate or dissolve the Borrower’s business.

(c)	Voluntarily suspend the Borrower’s business for more than zero (0) days in any three hundred sixty five (365) day period.

7.4 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)

Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

For purposes of this Agreement, “Obligor” shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.5 Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

51-727006-new-ldj
Standard Loan Agreement	- 5 -

7.6 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.7 Books and Records. To maintain adequate books and records.

7.8 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.9 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.10 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

8.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

8.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

8.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

51-727006-new-ldj
Standard Loan Agreement	- 6 -

8.9 Death. If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

8.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

8.11 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

8.12 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 Accounting Principals and Financial Computations. Except as otherwise stated in this Agreement, all financial information provided to the Bank and computation of all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the financial statements provided to the Bank prior to the date of this Agreement.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Virginia. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)

This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)

At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)

Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

51-727006-new-ldj
Standard Loan Agreement	- 7 -

(d)

The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)

The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)

This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)

Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)

By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

51-727006-new-ldj
Standard Loan Agreement	- 8 -

9.7 Set-Off.

(a)

In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)

The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)

For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.12 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

9.13 Document Receipt Cut-Off Date. Unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank within 60 days after the date of this Agreement (the “Document Receipt Cut-Off Date”), the Bank shall have the right to notify the Borrower in writing that the Bank’s commitment to extend credit under this Agreement has expired. If the executed Agreement and accompanying loan documents are received after the

51-727006-new-ldj
Standard Loan Agreement	- 9 -

Document Receipt Cut-Off Date, the Bank shall have a reasonable period of time after receipt of the executed Agreement and accompanying loan documents to provide such notice.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By:

Mark Kemp, Senior Vice President

Borrower:

Apple REIT Ten, Inc.

By:		(Seal)

David S. McKenney, President

Address where notices to Apple REIT Ten, Inc. are to be sent:	Address where notices to the Bank are to be sent:

814 E Main St	Charlotte - Attn: Notice Desk
Richmond, VA 23219	NC1-014-13-04
200 South College Street, 13th Floor
Charlotte, NC 28255

Telephone:	Facsimile:

Facsimile:

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1) USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

51-727006-new-Idj
Standard Loan Agreement	- 10 -

RESOLUTIONS TO OBTAIN CREDIT
(CORPORATION)

RESOLVED, that this corporation, Apple REIT Ten, Inc., may:

1.	borrow money from Bank of America, N.A. (“Bank”);

2.	obtain for the account of this corporation commercial and standby letters of credit issued by Bank;

3.	obtain for the account of this corporation Bank’s acceptance of drafts and other instruments; and

4.	discount with or sell to Bank notes, acceptances, drafts, receivables and other evidences of indebtedness, and assign or otherwise transfer to Bank any security interest or lien for such obligations;

from time to time, in such amount or amounts as in the judgment of the Authorized Officers (as hereinafter defined) this corporation may require (the credit facilities described in the first part of this resolution are collectively referred to herein as the “Credit Facilities”).

          RESOLVED FURTHER, that this corporation is authorized to enter into one or more agreements with Bank or an affiliate of Bank that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions, which agreements may be oral or in writing (collectively, “Hedge Agreements”) and to execute and deliver any master agreement and the related schedule, confirmation or other agreement or certificate as Bank or its affiliate may require relating to such Hedge Agreements, including without limitation, any security or other collateral documentation as Bank or its affiliate may require in connection therewith.

          RESOLVED FURTHER, that the Authorized Officers are hereby authorized and directed, as security for any obligation or obligations of this corporation to Bank, whether arising pursuant to these Resolutions or otherwise, to grant in favor of Bank a security interest in or lien on any real or personal property belonging to or under the control of this corporation.

          RESOLVED FURTHER, that

          Any ONE (1) of the following:

          David S. McKenney, President

of this corporation, acting individually or in any combination as may be set forth above (the “Authorized Officers”), are hereby authorized and directed, in the name of this corporation, to execute and deliver to Bank, and Bank is requested to accept:

a.	the notes, credit agreements, advance account agreements, acceptance agreements, letter of credit applications and agreements, purchase agreements, sale agreements or other

51-727006-new-ldj
Resolutions to Obtain Credit	- 1 -

instruments, agreements and documents which evidence the obligations of this corporation under the Credit Facilities obtained or to be obtained pursuant to these resolutions;

b.

any and all security agreements, deeds of trust, mortgages, financing statements, fixture filings or other instruments, agreements and documents with respect to any security interest or lien authorized to be given pursuant to these resolutions;

c.	any master agreement and the related schedule, confirmation or other agreement or certificate as Bank may require relating to Hedge Agreements; and

d.	any other instruments, agreements and documents as Bank may require and the Authorized Officers may approve.

          RESOLVED FURTHER, that the Authorized Officers are hereby authorized and directed, in the name of this corporation, to endorse, assign to Bank, and deliver to Bank, any and all notes, acceptances, drafts, receivables and other evidences of indebtedness discounted with or sold to Bank, together with any security interest or lien for such obligations, and to guarantee the payment of the same to Bank.

          RESOLVED FURTHER, that any and all of the instruments, agreements and documents referred to above may contain such recitals, covenants, agreements and other provisions as Bank may require and the Authorized Officers may approve, and the execution of such instruments, agreements and documents by the Authorized Officers shall be conclusive evidence of such approval, and that the Authorized Officers are authorized from time to time to execute renewals or extensions of any and all such instruments, agreements and documents.

          RESOLVED FURTHER, that Bank is authorized to act upon the foregoing resolutions until written notice of revocation is received by Bank, and that the authority hereby granted shall apply with equal force and effect to the successors in office of the Authorized Officers.

CORPORATE SECRETARY’S CERTIFICATE

          I, David Buckley, Secretary of Apple REIT Ten, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia (the “Corporation”), hereby certify that the foregoing is a full, true and correct copy of resolutions of the Board of Directors of the Corporation, duly and regularly adopted by the Board of Directors of the Corporation in all respects as required by law and the by-laws of the Corporation at a meeting at which a quorum of the Board of Directors of the Corporation was present and the requisite number of such directors voted in favor of said resolutions, or by the unanimous consent in writing of all members of the Board of Directors of the Corporation to the adoption of said resolutions.

          I further certify that said resolutions are still in full force and effect and have not been amended or revoked, and that the specimen signatures appearing below are the signatures of the officers authorized to sign for the Corporation by virtue of such resolutions.

Date: August 19, 2010

, Secretary of
Apple REIT Ten, Inc., a Virginia Corporation

Authorized Signatures:

David S. McKenney, President

51-727006-new-ldj
Resolutions to Obtain Credit	- 2 -